Exhibit 3.1

AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED BY-LAWS OF

iBASIS, INC.

It is hereby certified that:

1. The Second Amended and Restated By-laws of iBasis, Inc., a Delaware corporation (the “Company”) are hereby amended by deleting Sections 5.1, 5.2 and 5.3 thereof in its entirety and by substituting in lieu of said Sections the following new Sections 5.1, 5.2 and 5.3:

5.1   STOCK.   Shares of the Company’s stock may be certificated or uncertificated, as provided under the General Corporation Law of the State of Delaware, and shall be entered in the books of the Company and registered as they are issued. Certificates of stock of the Company that are issued shall be numbered and shall be entered in the books of the Company as they are issued. They shall certify the holder’s name and number and class of shares and shall be signed by both of (i) either the President or a Vice-President, and (ii) any one of the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, and shall be sealed with the corporate seal of the Company. If such certificate is countersigned (l) by a transfer agent other than the Company or its employee, or, (2) by a registrar other than the Company or its employee, the signature of the officers of the Company and the corporate seal may be facsimiles. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Company, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Company, such certificate or certificates may nevertheless be adopted by the Company and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature shall have been used thereon had not ceased to be such officer or officers of the Company.

5.2   FRACTIONAL SHARE INTERESTS.   The Company may, but shall not be required to, issue fractions of a share. If the Company does not issue fractions of a share, it shall (i) arrange for the disposition of fractional interests by those entitled thereto, (ii) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or (iii) issue scrip or warrants in registered or bearer form that shall entitle the holder to receive stock for a full share upon the surrender of such scrip or warrants aggregating a full share. A certificate for a fractional share shall, but scrip or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the Company in the event of liquidation. The Board of Directors may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for stock before a specified date, or subject to the conditions that the shares for which scrip or warrants are exchangeable may be sold by the Company and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions that the Board of Directors may impose.

5.3   TRANSFERS OF STOCK.   Subject to any transfer restrictions then in force, the shares of stock of the Company shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives and upon such transfer the old certificates shall be surrendered to the Company by the delivery thereof to the person in charge of the stock and transfer books and ledgers or to such other person as the directors may designate by whom they shall be canceled and new stock shall thereupon be issued. The Company shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof save as expressly provided by the laws of Delaware.

2. The amendment of the Second Amended and Restated By-laws herein certified has been duly adopted in accordance with the provisions of the Second Amended and Restated Articles of Incorporation and By-laws of the Company.

Signed this 8th day of November, 2007

iBasis, Inc.

By:	/S/ Richard Tennant
Name:	Richard Tennant
Title:	Senior Vice President of Finance and Administration & Chief Financial Officer